EXHIBIT 99.2

HADRO RESOURCES, INC. (Frankfurt Exchange - HD1, (WKN: 626679, ISIN:
US4050071053); OTC BB - HDRS)

FOR IMMEDIATE RELEASE Reno, Nevada
                                                                    May 21, 2002
                                BUSINESS EDITORS:

  Hadro Resources, Inc. common stock is traded on the Frankfurt Stock Exchange
 (FWB) under the symbol HD1, (WKN: 626679) and on the OTC Bulletin Board in the
                      United States under the symbol HDRS.
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        HADRO RESOURCES, INC. ANNOUNCES TERMINATION OF LETTER OF INTENT
                          WITH RUBICON OIL & GAS INC.

The Company entered into a letter of intent dated March 15, 2002 with Rubicon Oil & Gas Inc. of Denver, Colorado ("Rubicon") to purchase 75% of Rubicon's interest in oil and gas leases located in six separate prospects in the Uinta Basin of Utah and the Douglas Creek Arch area in Colorado. Rubicon's working interests range from 21% to 100% in gross acreage in excess of 16,000 acres, and net acreage in excess of 7,000 acres. The prospects were the subject of planned development and included preliminary engineering study and included shut in wells that required development of and connection to pipelines (PDNP's) in addition to multiple PUD's and probable and possible drilling locations. Subject to verification and due diligence, the consideration to be paid to Rubicon was 500,000 restricted common shares plus $500,000 cash, with a Company obligation to invest $2,000,000 in property development expenditures before December 31, 2002. Due diligence conducted by Hadro's subsidiary, Oak Hills Energy Inc., indicates higher than anticipated project costs and resulting disagreement with the original terms for the sale. Based on this, Hadro has terminated negotiations relating to the original letter of intent. The Company is currently reviewing several additional prospects.

About the Company: Hadro Resources, Inc. is a natural resource exploration company engaged in the acquisition of oil and natural gas properties for exploration and development in the United States. Hadro's website is located at www.hadroresources.com

For further information:
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Contact: Marcus Johnson, Investor Relations, Investor Communications
         International, Inc.
Phone:   (800) 209-2260 or (360) 332-1644 Fax: (360) 332-1643
         www.hadroresources.com

SAFE HARBOR STATEMENT
Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, commodity prices of precious metals and actual results differing materially from projections because of geological factors, operation factors, government regulations or factors relied upon from independent sources, may either negatively or positively impact exploration or mining operations. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in the future periods to differ materially from forecasted results. The Company assumes no obligation to update the information in this release.